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                                                          Exhibit 4.9(b)

               THE NORTHERN TRUST COMPANY THRIFT-INCENTIVE PLAN

                        LOAN ADMINISTRATION GUIDELINES

LOANABLE AMOUNTS

You may apply to borrow against your vested balance in TIP. The amount of funds which can be borrowed will be based on the following IRS Tax Reform limits.

            Value of Your Vested           Maximum
            Account Balance                Loan Amount*
            --------------------           ------------

            Less than $100,000             50% of Your Vested Account Balance
            More than $100,000             $50,000

  *If you currently have a loan outstanding, or had a loan outstanding within the previous 12 months, you will find your maximum loanable amount stated on page 2 of your most recent TIP statement. The maximum amount is calculated as the lessor of:
   -------------

    1. 50% (your vested account balance + your outstanding loan balance)-your outstanding loan balance, or

    2. $50,000 less your highest outstanding loan balance during the last 12 months.

HOW LOAN MONEY IS DISBURSED

When you take a loan, the money will be disbursed from your accounts in the following order until the respective funds are depleted.

            TIP Account                    Order of Loans

            1. Rollover                    Fund A, B, C-M, then C-I
            2. ESOP Diversification        Fund A, B, C-M, then C-I
            3. Vested Bank Matching Cont.  Fund A, B, C-M, C-I, then D
            4. After-tax                   Fund A, B, C-M, then C-I
            5. Bank Basic                  Fund A, B, C-M, C-I, then D
            6. Before-tax                  Fund A, B, C-M, then C-I

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LOAN APPROVAL CRITERIA
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Approval of loan applications will be based on the following criteria:

1. The loan application is completed and submitted within the specified deadline dates.

2. If the loan is to exceed the 5-year period, a copy of the home purchase contract must be submitted with the Loan Request form.

3. The loan amount requested is available and meets the IRS Tax Reform limits shown above. (The amount available is reflected on page 2 of your quarterly TIP statement.)

4. Your net pay must be a minimum of $100.00 per pay period after the loan repayment deduction is taken.

Your will receive written confirmation of receipt of your loan request.

LOAN REPAYMENT
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The term of the loan is determined by you and cannot exceed 60 months (except home loans which can be up to 180 months). Loans will be repaid via semi-monthly payroll deductions for both principal and interest. Repayment will begin the pay period immediately following payout of the loan.

If you do not have sufficient pay to deduct a payment, you are required to submit a personal check for the payment amount or an additional deduction amount will be taken in a future pay period to collect the missed payment. If you are an active employee and receiving pay, but do not make a payment for a 90-day period, your loan will be defaulted and reported to the IRS as a taxable withdrawal. If you are on an unpaid leave of absence (including Long Term Disability and Family Care Leave) and do not make a payment for a one-year period, your loan will be defaulted and reported to the IRS as a taxable withdrawal. If you have a loan that is defaulted, you will be prohibited from taking a new loan for a two-year period.

PREPAYMENT OF AN OUTSTANDING LOAN
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Prepayment of a loan is permissible. The following administrative guidelines have been established:

   1. Prepayment may be for the total remaining principal balance only.

   2. Prepayment checks must be received a minimum of 6 business days prior to a payday in order to cease deductions on that payday.

   3. If your employment is terminated, you may repay the loan in full up to 5 business days after the end of the processing cycle in which you terminate. (See Loan at Termination of Employment)

Upon scheduled payoff or prepayment of an outstanding loan, one quarter must elapse before an application for a new loan can be made; if you have two loans outstanding, assuming Tax Reform rules/limits previously mentioned are met.

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LOAN AT TERMINATION OF EMPLOYMENT A loan from TIP is not considered a taxable
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payment unless the entire balance is not repaid to the plan.

Active Employees
  If a loan amount is not repaid and is declared defaulted while you are employed, the defaulted amount that was originally from taxable funds is reported as a taxable loan distribution. The taxable loan distribution is not subject to the 20% withholding and is not eligible for rollover.

Terminated Employees
  If a loan is not repaid in full by the end of the calendar quarter in which you terminate, the remaining balance that originally came from taxable funds will be taxable as ordinary income and a 10% penalty tax may apply.

  The election you make regarding the payment of your remaining account balances will determine whether 20% tax withholding on the loan amount will be deducted from your distribution.

If there are any funds being paid to you, either before-tax funds that are not directly rolled over or after-tax funds, 20% withholding on the loan amount will be withheld from the check.


                          TAXABLE LOAN DISTRIBUTION


- -------------------------------------------------------------------------------
                                   20% Tax Withholding   Eligible for Rollover
Payment Option                                              Within 60 Days
                                       Yes        No         Yes          No
- -------------------------------------------------------------------------------
1. Defer payment of account balance               X           X
- -------------------------------------------------------------------------------
2. Direct rollover account balance                X           X
   to IRA employer Plan
- -------------------------------------------------------------------------------
3. Distribute account balance payable   X                     X
   to you (or any portion, before-tax
   or after-tax paid to you)
- -------------------------------------------------------------------------------

INTEREST RATES
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Rates will be established quarterly on the first day of the last month of the quarter and will be announced in the Northern News at the next earliest date. The interest rate is based on the rate for a commercial loan secured by a savings account. The interest rate in effect at the time of the loan will be fixed for the entire term of the loan. All interest paid on a loan from TIP is credited back to your TIP account.

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CRITERIA FOR HOME LOAN - 61 TO 180 MONTHS OF PAYMENT
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A home loan is considered a loan to purchase a single family principal residence. For purposes of IRS interest deductibility, a TIP loan is considered a personal loan, and not a mortgage. Refinancing of a principal residence and costs associated with remodeling or rehabilitation of your primary residence are not acceptable home loan reasons. If a home loan is fully amortized and if you transfer title on the property, the loan will continue in effect until its maturity date.

APPLICATION PROCESS
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You must complete a TIP Loan Request form, and forward it along with a copy of your most recent TIP statement to the TIP Administrator, M-8, no later than the 15th day of the third month of the quarter. (March 15, June 15, September 15, December 15) Home loans requested in excess of 60 months require a residence purchase contract accompanying your request.

The Benefits Division will provide:

  * Promissory Note/Truth-in-Lending Statement

  * Amortization Schedule

Prior to release of the check, the Promissory Note must be signed and submitted to the Benefits Division before the loan check can be distributed to you. The Amortization Schedule will be sent to you with the TIP loan check.



For more information on TIP, see your Source Book or contact the TIP area at
(312) 444-7613 or (312) 444-4416.

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